Exhibit 10.4

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “Security Agreement”) is made as of July 29, 2016 by and among Enumeral Biomedical Holdings Inc. (the “Company”) and its subsidiary, Enumeral Biomedical Corp. (the “Subsidiary”), each a Delaware corporation, and each with offices at 200 CambridgePark Drive, Suite 2000, Cambridge, MA 02140 (collectively, the “Grantors”); each “Buyer” named in the Omnibus Signature Page(s) to the Subscription Agreement of even date herewith (the “Subscription Agreement”) between the Company and the Buyers, relating to the Company’s 12% 2016 Senior Secured Promissory Notes (the “Notes”); and Intuitive Venture Partners, LLC, in its capacity as the Collateral Agent for the Noteholders (in such capacity, the “Collateral Agent”).

RECITALS

The Buyers have agreed to make a secured loan to the Company, evidenced by the Notes. The Notes provide that the Notes are to be secured by all the intellectual property rights of the Grantors. Accordingly, the Grantors will grant to each Holder (as defined in the Notes) (each a “Noteholder”) a security interest in the Collateral (as defined herein).

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged and intending to be legally bound, as collateral security for the prompt and complete payment when due of the Notes, Grantors hereby represent, warrant, covenant and agree as follows:

“Intellectual Property” means:

(a)(i) all the patent applications listed in Schedule 2 appended hereto; (ii) any and all future-filed patent applications in any jurisdiction whether or not the future-filed applications claim priority from any patent application listed in Schedule 2; (iii) any and all patents that issue from any patent application specified in clauses (i) or (ii) above (collectively the “Schedule 2 Patents”);

(b)(i) all registered trademarks listed in Schedule 2; (ii) any and all future trademark applications in any jurisdiction whether or not the future trademark applications claim priority from any trademark listed in Schedule 2; (iii) any and all trademarks registered on the basis of any trademark specified in clause (i) or (ii) above (collectively the “Schedule 2 Trademarks”);

(c) “Patents”, meaning any United States or foreign: (i) issued patents (whether utility, design, or plant), patent applications, or certificates of invention in any IP Filing Office, (ii) continuations, continuations-in-part, divisions, extensions, reissuances, or reexaminations of a patent or patent application in any IP Filing Office, (iii) inventions described and claimed in any patent or patent application, and (iv) rights throughout the world analogous to the foregoing;

(d) “Trademarks”, meaning any United States or foreign: (i) trademarks, service marks, certification marks, trade names, or other types of source identifier, whether arising under a statute or under common law, and whether registered or unregistered, (ii) corporate and company names, business names, trade styles, designs, logos, or trade dress, (iii) the goodwill of the business connected with the use of or symbolized by the trademark or service mark, (iv) any registrations, renewals, applications, and other filings for any trademarks in any IP Filing Office, and (v) rights throughout the world analogous to the foregoing;

(e) “Other Intellectual Property”, meaning any intellectual property recognized under or established by the laws of any jurisdiction other than a Patent or Trademark, whether statutory or common law, registered or unregistered, published or unpublished, including, but not limited to: (i) a mask work (i.e., a layered blueprint of the circuitry in a computer chip as protected under Chapter 9 of Title 17 of the United States Code); (ii) a trade secret or other proprietary or confidential information or data: (iii) rights with respect to software, programming codes, inventions, technical information, procedures, designs, design registrations, know-how, data and databases, processes, models, drawings, plans, specifications, and records; and (iv) know-how, sequence information, data, knowledge and information including chemical manufacturing data, specifications, formulations, testing and development data and tools for the discovery and development of products and technology data compilation, research results or other proprietary rights used in the business of the Company or its subsidiaries;

(f) “IP Licenses”, meaning any agreements, whether or not styled as a “license,” (i) that grant a Person an exclusive or nonexclusive license or other right to use or exercise rights in Intellectual Property other than software to the extent the software constitutes “goods” under section 9-102(a) of the UCC, or (ii) that obligate a Person to refrain from using or enforcing any Intellectual Property, including settlements, consents-to-use, non-assertion agreements, and covenants-not-to-sue; and

(g) “IP-Related Rights”, meaning, for any Schedule 2 Patent, Schedule 2 Trademark, Patent, Trademark, Other Intellectual Property, or IP License, any (i) rights to royalties, revenues, income, or other payments arising therefrom, and (ii) all other accrued and unaccrued causes of action (whether in contract, tort, or otherwise) or rights to claim, sue or collect damages for, or enjoin or obtain other legal or equitable relief for, an infringement, misuse, misappropriation, dilution, violation, unfair competition, or other impairment (whether past, present, or future) thereof, including expired items.

“Majority Holders” means a Noteholder or the Noteholders then holding in excess of 50% of the aggregate unpaid principal amount of the Notes.

“UCC” means the Uniform Commercial Code as in effect on the date of this Security Agreement, and as amended from time to time, of the State of New York; provided that if, by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection, and the priority of the security interest granted hereby in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provision hereof relating to such perfection, effect of perfection or non-perfection, or priority.

1. Grant of Security Interest. As collateral security for the prompt and complete payment and performance of all of Grantors’ present or future obligations under the Notes and the other Transaction Documents (the “Obligations”), Grantors hereby grant to the Noteholders, for their ratable benefit, a security interest in all of Grantors’ right, title and interest in and to the Intellectual Property, whether now owned or existing or hereafter acquired or arising, and regardless of where located (hereinafter collectively called the “Collateral”).

Notwithstanding the foregoing, the term “Collateral” shall not include any contract, instrument or chattel paper in which a Grantor has any right, title or interest if and to the extent such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of a Grantor therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereof; provided, however, that the foregoing exclusion shall not apply if (y) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper, or (z) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the Code, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Collateral” shall include, and the applicable Grantor shall be deemed to have granted a security interest in, all its rights, title and interest in and to such contract, instrument or chattel paper as of such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair of otherwise affect the Noteholders’ unconditional continuing security interest in and to all rights, title and interests of a Grantor in or to any payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper. In addition, no security interest shall be created in or apply to, and the definition of Collateral shall exclude, the actual intellectual property licensed to the Company or its Subsidiary by a third party to the extent that applicable law or the applicable license expressly prohibits the grant thereof, including the actual intellectual property licensed from the Massachusetts Institute of Technology under an exclusive patent license agreement dated April 15, 2011, and all amendments thereto (the “MIT License”) to the extent that applicable law or the applicable license expressly prohibits the grant thereof.

2. Covenants and Warranties. Grantors represent, warrant, covenant and agree as follows:

(a) Each Grantor is the sole owner of all right, title and interest in and to the Collateral, and no security interests or liens presently exist with respect to the Collateral.

(b) Performance of this Security Agreement does not and will not conflict with or result in a breach of any material agreement to which Grantors are bound.

(c) During the term of this Security Agreement, Grantors will not transfer or otherwise encumber any interest in the Collateral, except as otherwise permitted in this Security Agreement and except as may be approved by the Majority Holders;

(d) To their knowledge, the Collateral is valid and enforceable, and no part of the Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made in writing that any part of the Collateral violates the rights of any third party;

(e) All Patents and Trademarks owned by the Grantors as of the effective date of this Security Agreement are listed in Schedule 2.

(f) Grantors shall advise the Collateral Agent of any subsequent ownership right of the Grantors in or to any Collateral;

(g) Grantors shall (i) protect, defend and maintain the validity and enforceability of the Collateral material to Grantors’ business, (ii) use reasonable commercial efforts to detect infringements of the Collateral, and promptly advise the Collateral Agent in writing of material infringements detected and (iii) not allow any Collateral, material to Grantors’ business, to be abandoned, forfeited or dedicated to the public without the written consent of the Majority Holders, which shall not be unreasonably withheld, conditioned, or delayed, unless Grantors determine that reasonable business practices suggest that abandonment is appropriate.

(h) Grantors shall take such further actions as the Collateral Agent or the Majority Holders may reasonably request from time to time to perfect or continue the perfection of the Noteholders’ interest in the Collateral;

(i) This Security Agreement creates, and in the case of after-acquired Collateral this Security Agreement will create, at the time Grantors first have rights in such after-acquired Collateral, and the Collateral Agent or the Noteholders have taken all actions required for perfection, in favor of the Noteholders, a valid and perfected first priority security interest and collateral assignment in the Collateral in the United States securing the payment and performance of the Obligations;

(j) To its knowledge, except for, and upon, the filing of UCC financing statements, or other notice filings or notations in appropriate filing offices, including the United States Patent and Trademark office, if necessary to perfect the security interests created hereunder, no authorization, approval or other action by, and no notice to or filing with, any U.S. governmental authority or U.S. regulatory body is required either (i) for the grant by Grantors of the security interest granted hereby, or for the execution, delivery or performance of this Security Agreement by Grantors in the U.S. or (ii) for the perfection in the United States or the exercise by the Noteholders of their rights and remedies thereunder;

(k) To the best of Grantors’ knowledge, all information heretofore, herein or hereafter supplied to the Collateral Agent or the Noteholders by or on behalf of Grantors with respect to the Collateral is true and correct in all material respects;

(l) Grantors shall not enter into any agreement after the date hereof that would materially impair or conflict with Grantors’ obligations hereunder without the Collateral Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Except as permitted under the Notes, Grantors shall not permit the inclusion in any material contract to which it becomes a party after the date hereof of any provisions that could or might in any way prevent the creation of a security interest in Grantors’ rights and interest in any property included within the definition of the Collateral acquired under such contracts;

(m) Grantors shall not amend, modify or limit any terms of the Note or this Security Agreement without the consent of the Majority Holders or assert the invalidity of the Note or this Security Agreement;

(n) Grantors shall not assert that the MIT License limits any rights or interests in the Collateral or otherwise limits any terms of the Note or this Security Agreement; and,

(o) Grantors shall file any and all UCC financing statements and notices to perfect Noteholder’s interests and create a valid first priority security interest in any after-acquired Collateral.

3. Noteholders’ Rights. The Collateral Agent and the Majority Holders shall have the right, but not the obligation, to take, at Grantors’ sole expense, any actions that the Grantors are required to take under this Security Agreement, but which Grantors fail to take in a timely manner after ten (10) days’ written notice to Grantors (except if an Event of Default (as defined below) has occurred and is continuing, in which case no notice shall be required). Grantors shall reimburse and indemnify the Collateral Agent and the Noteholders for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this section 3.

4. Further Assurances; Attorney in Fact.

(a) On a continuing basis, Grantors will, upon reasonable request by the Collateral Agent or the Majority Holders, subject to any prior licenses, encumbrances and restrictions and prospective licenses, make, execute, acknowledge and deliver, and file and record in the proper filing and recording places in the United States, all such instruments, including appropriate financing and continuation statements and collateral agreements and filings with the United States Patent and Trademarks Office and the Register of Copyrights, and take all such action as may reasonably be requested by the Collateral Agent or the Majority Holders, to perfect the Noteholders’ security interest in all Patents and Trademarks and otherwise to carry out the intent and purposes of this Security Agreement, or for assuring and confirming to the Noteholders the grant or perfection of a security interest in all Collateral, provided that Grantors shall not be required to register any Collateral that Grantors determines, consistent with reasonable business practice, need not be registered.

(b) Grantors appoint the Collateral Agent as Grantors’ attorney-in-fact, with full authority in the place and stead of Grantors and in the name of Grantors, the Noteholders or otherwise, from time to time in the Collateral Agent’s discretion, upon Grantors’ failure or inability to do so, to take any action and to execute any instrument which the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Security Agreement, including:

(i) To modify, in its sole discretion, this Security Agreement without first obtaining Grantors’ approval of or signature to such modification by amending Schedule 2, as appropriate, to include reference to any right, title or interest in any Patents or Trademarks acquired by Grantors after the execution hereof or to delete any reference to any right, title or interest in any Patents or Trademarks Works in which Grantors no longer have or claim any right, title or interest; and

(ii) To file, in its sole discretion, one or more financing or continuation statements and amendments thereto, or other notice filings or notations in appropriate filing offices, relative to any of the Collateral, without notice to Grantors, with all appropriate jurisdictions, as the Collateral Agent deems appropriate, in order to perfect or protect the Noteholders’ interest in the Collateral.

5. Events of Default. The occurrence of an Event of Default under the Notes shall constitute an event of default (an “Event of Default”) under this Security Agreement.

6. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Noteholders or the Collateral Agent, for the benefit of the Noteholders, shall have the right to exercise all the remedies of a secured party under Article 9 of the Uniform Commercial Code, including without limitation the right to require Grantors to assemble the Collateral and any tangible property in which the Noteholders have a security interest and to make it available to the Noteholders or the Collateral Agent at a place designated by the Majority Holders or the Collateral Agent. The Noteholders or the Collateral Agent, for the benefit of the Noteholders, shall have a nonexclusive, royalty free license to use the Collateral to the extent reasonably necessary to permit the Noteholders or the Collateral Agent, for the benefit of the Noteholders, to exercise their rights and remedies upon the occurrence and during the continuance of an Event of Default. Grantors will pay any expenses (including reasonable attorney’s fees) incurred by the Noteholders or the Collateral Agent in connection with the exercise of any of the Noteholders’ rights hereunder, including without limitation any expense incurred in disposing of the Collateral in accordance with the terms hereof. All of the Noteholders’ (and the Collateral Agent’s, for the benefit of the Noteholders) rights and remedies with respect to the Collateral shall be cumulative.

7. Indemnity.

(a)          Grantors agree to defend, indemnify upon demand and hold harmless (i) the Noteholders and their respective affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact and (ii) the Collateral Agent Related Persons (as defined below) (each an “Indemnified Person”) against any and all Indemnified Liabilities (as defined below), except for any portion of such Indemnified Liabilities arising from or out of an Indemnified Person’s gross negligence or willful misconduct. The undertaking in this paragraph shall survive the payment of all obligations hereunder and the resignation or replacement of the Collateral Agent.

(b)          The Noteholders shall indemnify upon demand and hold harmless the Collateral Agent Related Persons (to the extent not reimbursed by or on behalf of any Grantor and without limiting the obligation of each Grantor to do so), pro rata, from and against any and all Indemnified Liabilities, except for any portion of such Indemnified Liabilities resulting solely from such Collateral Agent Related Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Noteholder shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out of pocket expenses (including fees and disbursements of legal counsel) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Security Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of any Grantor. Notwithstanding the foregoing, no Noteholder shall be required to pay, in total under this paragraph and any similar provision in any other Transaction Document, any amount in excess of the total gross purchase price of the Notes purchased by such Noteholder. The undertaking in this paragraph shall survive the payment of all obligations hereunder and the resignation or replacement of the Collateral Agent.

(c)          “Indemnified Liabilities” means all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable fees and disbursements of legal counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Obligations and the termination, resignation or replacement of the Collateral Agent) be imposed on, incurred by or asserted against any Indemnified Person or Collateral Agent Related Person (as the case may be) in any way relating to or arising out of this Security Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Indemnified Person or Collateral Agent Related Person (as the case may be) under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy or insolvency proceeding or appellate proceeding) related to or arising out of this Security Agreement or the Notes or the other Transaction Documents or the use of the proceeds thereof, whether or not any Indemnified Person or Collateral Agent Related Person (as the case may be) is a party thereto.

8. Termination. At such time as Grantors shall completely repay the Obligations, the Collateral Agent shall execute and deliver to Grantors all releases, terminations, and other instruments as may be necessary or proper to release the security interest hereunder. Until such time, however, this Security Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns, provided that, without the prior written consent of the Majority Holders, no Grantor may assign this Security Agreement or any of its rights under this Security Agreement or delegate any of its duties or obligations under this Security Agreement, and any such attempted assignment or delegation shall be null and void.

9. Course of Dealing. No course of dealing, nor any failure to exercise, nor any delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

10. Amendments. This Security Agreement may be amended only by a written instrument signed by the Grantors and Majority Holders.

11. Counterparts. This Security Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

12. Governing Law; Jurisdiction. This Security Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law.

Each party agrees that any legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Security Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Notes), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Security Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing herein shall affect the right of the Holder to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

GRANTORS, THE NOTEHOLDERS AND THE COLLATERAL AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13. Confidentiality. In handling any confidential information, the Noteholders and the Collateral Agent shall exercise the same degree of care that they exercise for their own proprietary information, but disclosure of information may be made: (i) to the Noteholders or affiliates in connection with their present or prospective business relations with Grantors; (ii) to prospective transferees or purchasers of any interest in the Notes (provided, however, the Noteholders shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with the Noteholders’ or the Collateral Agent’s examination or audit; and (v) as the Noteholders or the Collateral Agent consider appropriate in exercising remedies under this Security Agreement. Confidential information does not include information that either: (a) is in the public domain or in the Noteholders’ or the Collateral Agent’s possession when disclosed to such person, or becomes part of the public domain after disclosure to the Noteholders or the Collateral Agent through no fault of such person; or (b) is disclosed to the Noteholders or the Collateral Agent by a third party, if such person reasonably does not know that the third party is prohibited from disclosing the information.

14. The Collateral Agent.

(a)          Delegation of Duties. The Collateral Agent may execute any of its duties under this Security Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(b)          Liability of Collateral Agent. None of the Collateral Agent Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Security Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Noteholders for any recital, statement, representation or warranty made by any other party, or any officer thereof, contained in this Security Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Security Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Security Agreement or any other Transaction Document, or for any failure of any other party to this Security Agreement or any other Transaction Document to perform its obligations hereunder or thereunder. No Collateral Agent Related Person shall be under any obligation to any Noteholder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Security Agreement or any other Transaction Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates. “Collateral Agent Related Persons” means the Collateral Agent and any successor agent arising hereunder, together with their respective affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such persons and affiliates.

(c)          Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to the Company or any Grantor), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Security Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Holders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Noteholders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Security Agreement or any other Transaction Document in accordance with a request or consent of the Majority Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Noteholders.

(d)          Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default, except with respect to defaults in the delivery of any documents or certificates required to be delivered to the Collateral Agent hereunder for the benefit of the Noteholders, unless the Collateral Agent shall have received written notice from a Noteholder or the Company or any Grantor referring to this Security Agreement, describing such default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent will notify the Noteholders of its receipt of any such notice. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Holders in accordance with this Security Agreement; provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event of Default as it shall deem advisable or in the best interest of the Noteholders.

(e)          Collateral Agent in Individual Capacity. Any Collateral Agent Related Person may engage in transactions with, make loans to, acquire equity interests in and generally engage in any kind of business with the Company or any Grantor and their affiliates, including purchasing and holding Notes, as though the Collateral Agent were not the Collateral Agent hereunder and without notice to or consent of the Noteholders. the Noteholders acknowledge that, pursuant to such activities, any Collateral Agent Related Person may receive information regarding the Company or any Grantor and their affiliates (including information that may be subject to confidentiality obligations in favor of the Company or any Grantor and their affiliates) and acknowledge that the Collateral Agent shall be under no obligation to provide such information to them. With respect to any Notes it holds, a Collateral Agent Related Person shall have the same rights and powers under this Security Agreement as any other Noteholder and may exercise the same as though the Collateral Agent were not the Collateral Agent, and the terms “Noteholder” and “Noteholders” include any such Collateral Agent Related Person in its individual capacity.

(f)           Successor Collateral Agent. The Collateral Agent may, and at the request of the Majority Noteholders shall, resign as Collateral Agent upon thirty (30) days’ notice to the Noteholders. If the Collateral Agent resigns under this Security Agreement, the Majority Holders shall appoint from among the Noteholders a successor agent for the Noteholders, which successor agent shall be approved by the Company, such approval not to be unreasonably withheld. If no successor agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Noteholders and the Company, a successor agent from among the Noteholders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Security Agreement. If no successor agent has accepted appointment as Collateral Agent by the date which is thirty (30) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Noteholders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Majority Holders appoint a successor agent as provided for above.

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Agreed, as of the date first set forth above:

Grantors:

Enumeral Biomedical Holdings, Inc.

By:	/s/ Kevin G. Sarney
Name:	Kevin G. Sarney
Title:	Vice President of Finance, Chief Accounting Officer and Treasurer

Enumeral Biomedical Corp.

By:	/s/ Kevin G. Sarney
Name:	Kevin G. Sarney
Title:	Vice President of Finance and Treasurer

Collateral Agent:

Intuitive Venture Partners, LLC

By:	/s/ Aaron Segal
Name:	Aaron Segal
Title:	Partner

[THE NOTEHOLDERS SIGN BY EXECUTING BUYER OMNIBUS

SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT]

Schedule 1

1.          Grantor Information:

Grantors

Enumeral Biomedical Holdings, Inc.	Enumeral Biomedical Corp.
a Delaware corporation	a Delaware Corporation
Organizational I.D. Number:	Organizational I.D. Number:
Tax ID: 99-0376434	Tax ID: 27-1509860

Executive Offices Address:	Executive Offices Address:

200 Cambridge Park Drive, Suite 2000	200 Cambridge Park Drive, Suite 2000
Cambridge, Massachusetts	Cambridge, Massachusetts

2.     Licenses of the Collateral: Definitive License and Transfer Agreement between the Company and Pieris Pharmaceuticals, Inc. (Boston MA) and Pieris Pharmaceuticals GmbH (Friesing, Germany) dated June 6, 2016.

Schedule 2

Enumeral Patents

Subject	Jurisdiction	Application Number	Filing Date	Status	Patent No.
PD-1 Antibodies	US	62/095,675	22 Dec 2014	Converted provisional
PD-1 Antibodies	US	62/220,199	17 Sep 2015	Converted provisional
PD-1 Antibodies	US	62/251,082	04 Nov 2015	Converted provisional
PD-1 Antibodies	US	62/261,118	30 Nov 2015	Converted provisional
PD-1 Antibodies	US	14/975,769	19 Dec 2015	Pending
PD-1 Antibodies	US	15/152,192	11 May 2016	Pending
PD-1 Antibodies	PCT	PCT/US2015/066954	19 Dec 2015	Pending
PICTURE (cellular response profiling)	US	62/095,704	22 Dec 2014	Converted provisional
PICTURE (cellular response profiling)	PCT	PCT/US2015/066955	19 Dec 2015	Pending
Microarray handling devices	US	15/061,718	4 Mar 2016	Pending
TIM-3 Antibodies	US	62/306,401	10 Mar 2016	Provisional

Enumeral Trademarks

Mark	Jurisdiction	Application Number	Filing Date	Status	Registration Number	Registration Date
ENUMERAL	US	86613661	29 Apr 2015	Registered	4,866,434	8 Dec 2015
THE HUMAN APPROACH	US	86613591	29 Apr 2015	Registered	4,866,427	8 Dec 2015
THE POWER OF HUMAN	US	86613629	29 Apr 2015	Registered	4,866,429	8 Dec 2015
PICTURE	US	86613651	29 Apr 2015	Registered	4,884,761	12 Jan 2016